                                                                    EXHIBIT 4.10

Private and Confidential

                               Dated [13 Nov]1998

                               PREMIER FARNELL PLC

                                      -and-

                               JOHN RAYMOND HIRST

                               SERVICE AGREEMENT

                                     INDEX

CLAUSE
------
  1                         INTERPRETATION

  2                         APPOINTMENT AND TERM OF EMPLOYMENT

  3                         DUTIES OF THE EXECUTIVE

  4                         HOURS OF WORK

  5                         SALARY, BONUS, BENEFITS, ETC

  6                         PLACE OF WORK

  7                         TERMINATION OF (AND SUSPENSION FROM) EMPLOYMENT

  8                         RECONSTRUCTION

  9                         RESIGNATION ON TERMINATION

  10                        CONFIDENTIAL INFORMATION

  11                        OTHER BUSINESS INTERESTS

  12                        POST-TERMINATION COVENANTS

  13                        MISREPRESENTATION

  14                        DISCIPLINE AND GRIEVANCE PROCEDURE

  15                        INVENTIONS AND COPYRIGHT

  16                        PREVIOUS AGREEMENTS

  17                        GENERAL

  18                        NOTICES

  19                        LAW AND JURISDICTION

DATED AND DELIVERED: [ ]199[ ]

PARTIES:

(1) PREMIER FARNELL plc (No.876412) whose registered office is at Farnell House, Forge Lane, Leeds, West Yorkshire LS12 2NE ("the Company"); and

(2) Mr John Raymond Hirst of 53B Windsor Road, Maidenhead, Berkshire SL6 2DN ("the Executive").

THE PARTIES AGREE as follows:-

1.    INTERPRETATION

1.1 Where reference in this Agreement and the Schedule is made to a statutory provision this includes all prior and subsequent enactments, amendments and modifications relating to that provision and any regulations made under it.

1.2 References in this Agreement to "Clauses", "sub-clauses" and "Schedule" are to Clauses, Sub-Clauses and Schedule to this Agreement unless otherwise specified.

1.3 Unless otherwise required words denoting the singular include the plural and vice versa.

1.4 Clause headings are included in this Agreement for convenience only and do not affect its construction.

1.5 In this Agreement and the Schedule these words shall have the following meanings:-

Word                                              Meaning

"Associated Company"        (i) a company (wheresoever incorporated) having
                            an issued share capital of which 25% is beneficially owned by the Company or any Group Company (as herein before defined) such ownership being held directly or through another company or companies; or

                            (ii) a company (wheresoever incorporated) to which the Company or any Group Company renders any managerial, administrative or technical services.

"the Board"                 the board of Directors of the Company from time to
                            time and any committee of the Board appointed by it;

"Copyright"                 copyright, design right and all other rights of a
                            like nature;

"Copyright Work"            any works including but not limited to literary,
                            dramatic, musical or artistic works, sound recordings, films, broadcasts or programmes, typographical
                              arrangements and design which are created during the course of this Agreement by the Executive alone or jointly together with others who are in the employment of the Company relating directly or indirectly to any aspect of the business of the Company and where Copyright subsists in or in respect of such works;

   "Group Company"            the Company and any subsidiary or holding company
                              (as these expressions are respectively defined in Section 736 of the Companies Act 1985 as amended by the Companies Act 1989) of the Company from time to time or any subsidiary (as so defined) of any such holding company from time to time and any Associated Company as above defined;

   "the Group"                the group of companies comprising every Group
                              Company;

   "Invention"                any invention, discovery or improvement which
                              relates, or which may relate, to any product, service, process, equipment, system or activity of the Company and of any Group Company;

   "Original Copyright Work"  the first and original Copyright Work in whatever form;

   "recognised investment     shall bear the meaning attributed to it under
   exchange"                  Section 207 of the Financial Services Act, 1986.

2.    APPOINTMENT AND TERM OF EMPLOYMENT

      2.1 This Agreement contains the entire and only agreement and will govern the relationship between the Company and the Executive from the date of the Agreement in substitution for all previous agreements and arrangements whether written, oral or implied between the Company or any Group Company and the Executive relating to the services of the Executive all of which will be deemed to have terminated by consent with effect from the date of the Agreement. The Executive and the Company acknowledge that in entering into this Agreement neither has relied on any representation or undertaking by the other whether oral or in writing except as expressly incorporated in this Agreement.

2.2 The Executive shall be employed by the Company in the capacity of GROUP CHIEF EXECUTIVE and in any other roles indicated in Part B of the Schedule attached (subject to this Agreement) with effect from 2nd July 1998 and thereafter until and unless this employment is terminated by the Company giving to the Executive the notice specified in Section 1 of Part E of the Schedule attached or the Executive giving to the Company the notice specified in Section 2 of Part E of the Schedule attached or otherwise provided for in this Agreement but subject always to the provisions for prior or immediate determination herein contained.

2.3 The Executive agrees that at its absolute discretion the Company may terminate the Executive's employment under this Agreement with immediate effect by paying to the Executive in full and final settlement of all claims which he has or may have against the Company or any director, employee or agent of the Company or any Group Company under or arising out of his employment with the Company or any such Group Company, the termination of his employment or otherwise salary (less PAYE deductions) in lieu of the balance of the notice period or remainder of the notice period if at the Company's request the Executive has worked during part of the notice period.

2.4 Without prejudice to Clause 3 after notice of termination has been given by either party pursuant to Clause 2.2 or if the Executive seeks to or indicates an intention to resign as a director of the Company or any Group Company or terminate his employment, provided that the Executive continues to be paid and enjoys his full contractual benefits until his employment terminates in accordance with the terms of this Agreement, the Board may in its absolute discretion without breaking the terms of this Agreement or giving rise to any claim against the Company or any Group Company for all or part of the notice period:-

      (i) exclude the Executive from the premises of the Company and/or any Group Company;

      (ii) require him to carry out specified duties (consistent with the Executive's status, role and experience) for the Company other than those referred to in Clause 3 or to carry out no duties;

      (iii) announce to employees, officers, suppliers, customers and The London and New York Stock Exchanges that he has been given notice of termination or has resigned (as the case may be);

      (iv) instruct the Executive not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company or any Group Company until his employment hereunder has terminated.

3.    DUTIES OF AN EXECUTIVE

3.1 In his capacity as GROUP CHIEF EXECUTIVE of the Company the Executive shall be responsible to the Board for the duties described and shown in Part B of the Schedule attached or in such other capacity as the Company and any Group Company may require consistent with his appointment hereunder subject to the terms of this Agreement.

3.2 The Executive may be required to perform services not only for the Company but also for any Group Company and any Associated Company and without further remuneration (except as may otherwise be agreed) to accept such offices with them as the Board may require and to forthwith relinquish such offices on request (by written resignation if required by the Board) without compensation. During the course of his employment the Executive shall use his best endeavours to promote the interests of the Company and any Group Company, giving at all times the full benefit of his knowledge, expertise and skill. He shall perform the duties and exercise the powers consistent with such office and those which may from time to time be assigned to or vested in him by the Board and shall give to the Board all such information regarding the affairs of the Company as it shall require and shall at all times conform to the reasonable instructions or directions of the Board and implement and apply the policy of the Company as determined by the Board from time to time.

4.    HOURS OF WORK

      The Executive shall, unless prevented by ill-health and except during holidays (to be taken in accordance with the provisions set out in the Schedule attached), devote the whole of his working time skill and attention to the service of the Company. The normal business hours of the Company are as stated in Part C of the Schedule hereto but the Executive shall work such further hours as may be reasonably necessary for the proper discharge of his duties and he shall not be entitled to receive any additional remuneration for work outside normal business hours (except as may otherwise be agreed).

5.    SALARY, BONUS, BENEFITS, ETC

      During the continuance of his employment the Executive shall be paid in accordance with the provisions set out in Parts A, B, C and D of the Schedule attached hereto and which forms a part of this Agreement.

6.    PLACE OF WORK

      The Executive's duties shall relate primarily to the United Kingdom and the United States and shall include travel abroad if required by the Company. The Executive's principal place of work shall be at one of the locations specified in Part C of the Schedule. At the date of this Agreement it is acknowledged that the Executive's normal place of residence is in Maidenhead, Berkshire (UK) and accordingly it is agreed that in the event the Board and Executive agree that the Executive's principal place of work should be Wetherby and not London then the Executive shall relocate to a place nearer to Wetherby and the Company shall give such financial assistance in relation to the expenses incurred by the Executive in relocating from Maidenhead, Berkshire (UK) to a place nearer to Wetherby as the Company shall deem fair and reasonable and as laid down in guidelines presently approved by the Board (but which the Board reserves the right on behalf of the Company to amend from time to time).

      In addition the Company reserves the right to change the Executive's principal place of work from that specified in Part C of the Schedule to any other location within the United Kingdom. In the event that the Company requires the Executive to work principally at a different location which in the opinion of the Board is situated at a substantially greater distance from his normal place of residence than is his principal place of work as at the date hereof, the Company may elect that the Executive shall for the better performance of his duties relocate himself and change his normal place of residence to a place nearer to his new principal place of work in which case the Executive shall be given such financial assistance in relation to the expenses incurred by the Executive in effecting such change as the Company shall deem fair and reasonable and as laid down in guidelines presently approved by the Board (but which the Board reserves the right on behalf of the Company to amend from time to time).

      In the event that the Executive shall decline to relocate himself and change his normal place of residence the Company shall be entitled to terminate this Agreement by the notice specified in Section 3 of Part E of the Schedule. During his employment the Executive shall travel at the Company's expense (subject to Clause 3 of Part A of the Schedule) to such places and in such manner as the Board may reasonably require.

7.    TERMINATION OF AND SUSPENSION FROM EMPLOYMENT

7.1 Notwithstanding any other provision of this Agreement, the Executive's employment shall terminate automatically and without prior notice if the Executive shall reach the retirement age applicable to the Executive as specified in Part C of the Schedule attached hereto.

7.2 Notwithstanding any other provision of this Agreement, if the Executive shall:-

      7.2.1 fail or neglect efficiently and diligently to carry out his duties or be guilty of any material or persistent breach or non-observance of any of the provisions of this Agreement;

      7.2.2 be guilty of gross misconduct, or serious incompetence or does or omits to do anything else which is seriously prejudicial to the interests of the Company or any Group Company or acts in a manner which adversely prejudices or because of his behaviour is likely to prejudice adversely the interests or reputation of the Executive, the Company or any Group Company.

      7.2.3 is charged with/convicted of any criminal offence (excluding (1) an offence under road traffic legislation in the United Kingdom and elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended and (2) any offence which in the opinion of the Board is a technical infringement of UK or foreign laws committed without intention by the Executive during the bona fide performance of his duties for the Company); or

      7.2.4 be made the subject of a bankruptcy order or have a receiving order or an administration order made against him or make any composition with his creditors or otherwise take advantage of any statute from time to time in force offering relief for insolvent debtors;

      7.2.5 becomes prohibited by law from being a director

      the Company may in any such case by written notice to the Executive forthwith terminate the Executive's employment (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may have waived its rights under this clause) without any obligation to pay any farther sums to the Executive other than in respect of unpaid salary, bonus, benefits and expenses whether by way of compensation, damages or otherwise in respect of any notice period or any unexpired period of this Agreement, provided that any such termination shall be without prejudice to any other rights of the Company.

7.3 It shall be a fundamental term of this Agreement that the Executive complies at all times with every rule of law, every regulation of the London and New York Stock Exchanges and any instructions on share dealings in the shares of the Group's ultimate parent company, which are issued to the Executive by the Group Company Secretary. Breach of such instructions by the Executive shall constitute "gross misconduct" for the purpose of clause 7.2 above.

7.4 If the Executive shall become unable properly to perform his duties by reason of ill-health, (which for the avoidance of doubt shall include mental illness), accident or otherwise for a period or periods aggregating at least 140 working days in any period of 12 consecutive calendar months then the Company may, by not less than 3 months' prior written notice to the Executive, terminate the Executive's employment provided that no such notice shall be given after the expiration of six months from the end of any such period or, if more than one, the last of such periods aggregating at least 140 working days.

7.5 In order to investigate a complaint of misconduct made against the Executive the Company shall be entitled to suspend the Executive from his duties on full pay and with full entitlement to all other benefits under this Agreement for such period as the Board shall consider reasonably necessary in order to facilitate a proper investigation of such complaint and to require the Executive to stay away from any premises, employees, officers, customers and clients of the Company or of any Group Company or of any Associated Company. The Company shall nevertheless make available to the Executive, on request, such documentation reasonably requested by the Executive for the purposes of defending the complaint of misconduct.

7.6 Forthwith upon being requested by the Company and in any event upon determination of the Executive's employment for whatever reason the Executive shall deliver to the Company all books, documents, software, papers (including copies), materials, keys and other property of, or relating to, the business of the Company or of any Group Company or of any Associated Company then in his possession or which are or were last under his power or control (and which in the latter case cannot be demonstrated to be in the Company's possession) including, without limitation, any car, credit card or charge card provided in connection with his employment.

8     RECONSTRUCTION

      If the Executive's employment is terminated by reason of the liquidation, reorganisation or other reconstruction of the Company or any other Group Company or any Associated Company or as part of any other rearrangement of the affairs of the Company or any such Group or Associated Company (not involving liquidation of the Company or any such Group or Associated Company) and the Executive is offered employment with a reconstructed company or with another Group or Associated Company, or any person, firm, company or organisation which acquires the Company or any Group or Associated Company, or which acquires the whole or a substantial part of the undertaking or business of the Company as a result of such sale or of such amalgamation or reconstruction on terms no less favourable than the terms of this Agreement, the Executive shall have no claim against the Company or any such other Group Company or Associated Company in respect of the termination of his employment and shall be obliged to accept such offer. After acceptance of such offer (but not otherwise) the Executive's period of statutory continuity of employment shall be treated as unbroken by the events contemplated by this Clause.

9     RESIGNATION ON TERMINATION

      9.1 Upon the termination of this Agreement the Executive shall at the request of the Board and without claim for compensation forthwith resign from all offices held by him in any Group Company and any Associated Company and the Company is irrevocably authorised to appoint a nominee to act on his behalf to execute all documents and to do all things necessary to give effect to this provision.

      9.2 Except with the prior written agreement of the Board the Executive will not during his employment under this Agreement resign his office as a Director of the Company or any Group Company.

10    CONFIDENTIAL INFORMATION

10.1 The Executive acknowledges that in the ordinary course of his employment he will be exposed to information about the Company's business and the business of other Group Companies and that of the Company's and the Group Companies' suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or any of the Group Companies or to the general public and which if disclosed will be liable to cause significant harm to the Company or such Group Companies. The Executive has therefore agreed to accept the restrictions in this Clause 10. The Executive shall not, either during the continuance of his employment under this Agreement (except so far as may be necessary in the performance of his duties) or afterwards, without the prior consent in writing of the Board or except as required by law, divulge to any person or use or exploit except for the benefit of the Company or any Group Company and any Associated Company and shall use all reasonable endeavours to prevent the publication or disclosure of, any confidential information.

10.2 For the purposes of this clause "confidential information" shall comprise all information which is identified or treated by the Company as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently of such a nature, concerning the business, finances, transactions or affairs of the Company and any other Group Company or any Associated Company or those of its or their customers or agents which has or may come to his knowledge during the course of his employment under this Agreement or during his previous employment with any Group Company or Associated Company.

10.3 The restrictions contained in this clause shall cease to apply to information which may (otherwise than through the default of the Executive) become available to the public generally.

10.4 The provisions of this Clause 10 are without prejudice to the duties and obligations of the Executive to be implied into this Agreement at common law.

11    OTHER BUSINESS INTERESTS

      The Executive shall not during the continuance of his employment without the prior consent in writing of the Board accept any directorships (other than directorships of any Group Company) or be concerned or interested directly or indirectly in any other business whatsoever. Nothing in this clause shall prevent the Executive from holding or being beneficially interested in shares or securities quoted on any recognised investment exchange provided that he neither holds nor is beneficially interested in more than five per cent of any single class of any such shares of securities.

12    POST-TERMINATION COVENANTS

      The Executive shall be bound by the post termination covenants applicable to him and set out in Part F of the Schedule hereto.

13    MISREPRESENTATION

      The Executive shall not at any time knowingly make any untrue statement in relation to the Company or any other Group Company and in particular shall not after the termination of his employment wrongfully represent himself as being employed by, or connected with, the Company or any other Group Company.

14    DISCIPLINE AND GRIEVANCE PROCEDURE

      The disciplinary rules applicable to the Executive's employment shall be those set out in the Appendix but do not form part of this Agreement and therefore do not form part of the Executive's contract of employment.

      If the Executive is dissatisfied with any disciplinary decision or seeks redress in respect of any grievance relating to his employment he should raise the matter in writing with the Chairman of the Company.

15    INVENTION AND COPYRIGHT

15.1 It shall be part of the duties of the Executive at all times to consider in what manner the products, services, processes, equipment, systems or activities of the Company or of any other Group Company or any Associated Company with which he is concerned or for which he is responsible might be unproved and/or increased.

15.2 If at any time during the course of his employment the Executive alone or with others makes or discovers any Invention he shall forthwith disclose full particulars of the same, including drawings and models to the Company.

15.3 The Executive agrees and acknowledges that, because of the nature of his duties and the particular responsibilities arising from them, he has at all times a special obligation to further the interests of the Company, and all Inventions and all rights in them made in the course of the duties of the Executive shall accordingly belong to the Company.

15.4 The Executive shall promptly disclose to the Company all Copyright Work and shall until such rights be fully and absolutely vested in the Company hold such interest as he may have in trust for the Company.

15.5 In consideration of the payment of L1.00 by the Company to the Executive (the receipt and sufficiency of which is now acknowledged by the Executive) the Executive HEREBY ASSIGNS to the Company such rights, title and interest as he may have in and to any Copyright which may subsist in or in respect of any Copyright Work.

15.6 Unless otherwise agreed between the Executive and the Company the Executive now waives any and all moral rights (as created by Chapter IV of the Copyright, Design and Patents Act 1988).

15.7  The Executive shall at the request and expense of the Company:-

      15.7.1 execute on demand all such instruments and do all such things as the Company may, in its absolute discretion, consider to be reasonably necessary or desirable to enable it or its nominee to acquire the full benefit of and title to any Invention or Copyright Work (and any and all rights in respect thereof) to which the Company is entitled and to secure any registration or like protection for such Invention or Copyright in any part of the world (including but not limited to, patents, utility models and registered designs); and

      15.7.2 for a period not exceeding five years from the date of termination of this Agreement (howsoever arising) give to the Company or any successor in title therefrom such assistance (the reasonable and necessary expenses of the Executive to be discharged by the Company in relation thereto) (provided the same are evidenced by satisfactory receipts) as it may require in connection with any dispute or threatened dispute directly or indirectly relating to any Invention or Copyright Work or any associated right or registration or other protection in respect thereof (including but not limited to the execution of documents, the swearing of any declarations or oaths, the providing of information and the participation in any proceedings before any Court or tribunal).

15.8 The Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to execute all such documents and to do all such acts as may be necessary to give effect to the provisions of this clause.

15.9 Nothing in this clause shall be taken as limiting or as being an exception to the obligations of the Executive pursuant to clause 10 above.

16    PREVIOUS AGREEMENTS

      All previous agreements or arrangements between the Executive and any Group Company relating to the employment of the Executive shall be deemed to be cancelled.

17    GENERAL

17.1 The Executive acknowledges that in accepting the Company's offer of employment he will not thereby breach any other contract of employment or otherwise and he hereby agrees to indemnify the Company against all costs, claims or demands suffered by it as a result of any alleged breach of contract by the Executive arising out of the acceptance of such offer by him.

17.2 No amendment to this Agreement shall be effective unless made in writing and signed by or on behalf of each of the parties.

17.3 The complete or partial invalidity or unenforceability of any provision of this Agreement for any purpose shall in no way affect the validity or enforceability of such provision for any other purpose or the remaining provisions of this Agreement.

17.4 The information in this Agreement and the Schedule attached constitutes a written statement of the terms of employment of the Executive in accordance with the provisions of the Employment Rights Act 1996 (as amended).

17.5 No waiver by the Company of any breach by the Executive of the terms of this Agreement, whether by conduct or otherwise, nor any failure or forbearance or delay by the Company in exercising any of its right or remedies shall be deemed a waiver of any such breach nor shall it prevent the Company from subsequently taking any action or making any claim in respect of such breach.

18    NOTICES

      Any notice to be given by either party to the other may be served by first class recorded delivery post addressed to the other party, in the case of the Company at its registered office or in the case of the Executive at his last known residential address. Any notice so given shall be deemed to have been served at the expiration of 48 hours from the time of posting.

19    LAW AND JURISDICTION

19.1  This Agreement shall be governed by English Law.

19.2 The English Courts shall have exclusive jurisdiction over any dispute or claim arising in connection with this Agreement.

EXECUTED AS A DEED by the parties on the date which first appears in this deed

EXECUTED (but not delivered                             )
until the date hereof) as a deed                        )
by affixing the Common Seal of                          )
PREMIER FARNELL PLC                             )
in the presence of:- K.J. MULLEN                        )
                     A.C. FISHER

/s/ A.C. Fisher
----------------------------
       Director

/s/ K.J. Mullen
----------------------------
        Secretary

SIGNED (but not delivered                                 )
until the date hereof) as a deed                          )
by /s/ John Raymond Hirst                       )
   -------------------------
       John Raymond Hirst

in the presence of:-                                      )

Witness:                    CAROLINE HIGGINS

Signature:                  /s/ CAROLINE HIGGINS

Address:                    18 Talbot View, Leeds LS4 2RQ

Occupation:                 Assistant Company Secretary

                                                   [SEAL OF PREMIER FARNELL PLC]

                                               Date of Issue: (13 November 1998)

                                                          To: John Raymond Hirst

                            [                       ]

                                  THE SCHEDULE

This schedule consists of six parts:-

PART A    -      Salary and other benefits

PART B    -      Job roles and responsibilities amended as alterations are made

PART C    -      Terms

PART D    -      Financial data - updated annually

PART E    -      Notice provisions

PART F    -      Post termination covenants applicable to the Executive

                                     PART A

                               SALARY AND BENEFITS

1.    SALARY

      Salary is payable for the Company's year ending January and will be continued at the same monthly rate until the salary review is completed for that year end. Unless the Company otherwise directs, any increase resulting from such review will be effective from the beginning of the Company's then financial year. Salary is paid I monthly in arrears on the last Friday of each month. Details are shown in Parts C and D of this Schedule.

      The Executive hereby consents to the deduction from his salary (which for this purpose includes salary, pay in lieu of notice, bonus, holiday pay and sick pay) of any sums owing by him to the Company at any time and he also agrees to make any payment to the Company of any sums owed by him to the Company upon demand by the Company at any time. This sub-clause is without prejudice to the right of the Company to recover any sums or balance of sums owing by the Executive to the Company by legal proceedings.

2.    BONUS

      The Executive is entitled to a bonus each year on the formula set out in Part D of this Schedule in respect of each financial year of the Company, subject to periodic reviews. Any bonus entitlement for any financial year will be paid within three months of the end of the financial year in question. There will be appropriate adjustments to reflect any change in the Company's financial year end. Bonus will accrue on a pro/rata basis to the nearest whole month where the Executive has not been employed under this Agreement for the entire financial year to which the bonus relates. The Executive shall not however be entitled to a proportion of such bonus in respect of the financial year in which the employment is terminated, save for where the employment is terminated wrongfully and in breach of contract by the Company and in all other cases at the discretion of the Board whose decision as to payment and amount shall be final.

3.    EXPENSES

      Upon presentation of such receipts and vouchers as are reasonably required by the Company or its auditors for the time being the Company (or another company comprised within the Group) shall pay to the Executive the amount of all hotel, travelling, entertainment and other out of pocket expenses reasonably and properly incurred by him carrying out his duties. Any credit card or charge card supplied to the Executive by the Company shall be used solely for expenses incurred by him in carrying out his duties under the attached Agreement.

4.    COMPANY CARS

      A car or an increase in salary in lieu of a car will be provided to the Executive. The car, if provided, will belong to the Company and will be returned to the Company on the date the Executive leaves the Company with its keys and all documents relating to it. Details as appropriate are shown on Schedule D.

      The Executive will take good care of the motor car and procure that the provisions and conditions of any policy of insurance relating to it are observed in all respects and will at all times conform with all regulations which may from time to time be imposed by the Company in regard to motor cars provided by the Company for use by its officers or employees.

5.    HOLIDAY

      The Company's holiday year runs from 1 January to 31 December. The Executive is entitled to holidays as detailed on Schedule C. Any entitlement to holiday remaining at the end of any holiday year of the Executive's employment shall lapse without entitlement to payment in lieu of untaken holiday except on termination of employment, other than dismissal in accordance with Clause 7.2 (as supplemented by Clause 7.3) of the Agreement or where due notice in accordance with the attached Agreement is not given.

      The Executive's entitlement to holiday shall accrue pro rata to the nearest whole day throughout each holiday year of the Executive's employment.

      Upon termination of his employment for whatever reason the Executive shall be entitled to holiday pay in lieu of holiday entitlement outstanding, except where either the Executive has been dismissed in accordance with Clause 7.2 (as supplemented by Clause 7.3) of the Agreement or has failed to give due notice in accordance with the attached Agreement, and shall be required to repay to the Company any salary received for holiday pay taken in excess of his actual entitlement.

6     PENSION

i) The Executive shall be eligible to join the Farnell Group of Companies 1978 Retirement and Death Benefit Scheme ("the Scheme") as an Executive Employee up to the Inland Revenue capped level of earnings
      (currently L87,600 per annum). The Rules of the Scheme (incorporating any changes from time to time made therein) are available for inspection at the office of the Group Secretary, Premier Farnell plc at any time upon reasonable notice. The Executive's contribution to the Scheme is 5% of basic salary (excluding any bonus payment) deducted monthly from pay, but excluding that part of gross earnings in excess of the figure which the Inland Revenue permits to be taken into account for the purposes of member contributions as a condition of tax approval of the Scheme.

ii) During the Executive's employment, the Company shall, in accordance with and subject to the provisions of the Trust Deed and Rules governing the Scheme pay or procure payment to that Scheme of such employer's contributions in respect of the Executive as shall be stipulated by such Trust Deed or Rules and acting on the advice of the Scheme's actuary.

iii) In addition to the contributions payable under the terms of Clause 6(ii), the Company shall pay or procure the payment each year into a Funded Unapproved Retirement Benefit Scheme (FURBS), established for the Executive, further defined contributions, as determined by the actuary to the Scheme, which in aggregate with the sums paid into the Scheme by the Company and Executive, are designed to provide a benefit, inclusive of retained benefits from the Executive's previous employment of two thirds of final salary at normal retirement age as set out in Part C of the Schedule. The FURBS will provide benefits on a money purchase basis.

iv) A contracting-out certificate within the meaning of the Social Security Pensions Act 1975 is in force in respect of the Executive's employment.

7.    SICK PAY SCHEME

      In addition to the contributions payable under the terms of Clause 6(i) above the Executive is covered under the standard Group Scheme for 28 weeks at full salary. Payments under the Group Scheme are inclusive of entitlement to statutory sick pay (whether or not recovered) under the then current Social Security Acts. The Company also reserves the right to deduct from any such payment entitlement to any other benefit from any applicable authority, whether or not such benefit is actually received. The Company reserves the right to vary and/or terminate this Scheme from time to time by giving SIX months' prior written notice of any termination or material variation.

      If the Executive shall at any time be incapacitated by illness or accident from performing his duties then he shall as soon as possible and, if practicable, by 10.00 am on the first working day of incapacity inform a Director or the Group Secretary of such illness or accident and of the expected date of his return to work.

      Immediately following the Executive's return to work after a period of absence of seven days or less which, or any part of which, has not previously been authorised by the Company the Executive shall be required on request by the Company to complete a self-certification form in the terms of the form which shall be provided stating the date of, and the reason for, the Executive's absence, including details of sickness on non-working days, as this information is required by the Company for calculating statutory sick pay entitlement Self-certification forms will be retained in the Company's records.

      The Executive shall, if so required by the Company, produce a doctor's certificate verifying that any absence from work is due to accident or ill health and in default such absence shall be deemed to be unjustified.

      For the purposes of calculation of Statutory Sick Pay the days on which the Executive could qualify for payments are: Monday, Tuesday, Wednesday, Thursday and Friday.

      The Executive may be required during the course of his employment to attend a doctor or clinic nominated by the Company for the purpose of a comprehensive medical examination to determine his fitness for continued employment. The Executive hereby authorises the Board to have unconditional access to any report or reports (including copies) produced as a result of any such examination.

      If the Executive is absent from work because of any injury or condition (physical or mental and whether or not sustained in the course of his duties) caused wholly or partly by any act or omission of any person, firm, company or organisation (other than the Company or any Group Company) from whom the Executive may be or become entitled to recover damages or compensation, any sum paid by the Company to the Executive in respect of the said absence will be an interest free loan (subject to any limit imposed under the Companies Act 1985 or other relevant legislation) to the Executive repayable immediately by the Executive to the Company on recovery by him of any such damages or compensation.

      If the Executive has been absent from work because of any injury or condition caused wholly or partly by the Company or any Group Company or any person for whom the Company or any Group Company is vicariously liable and for which the Executive may be or become entitled to recover damages or compensation, any such damages or compensation payable will be reduced by the amount of any sick pay (statutory or otherwise) paid to him and by the pension received or receivable by him in the period in respect of which such damages or compensation are calculated.

8.    PRIVATE MEDICAL INSURANCE SCHEME

      The Executive and his family are covered under the Group Scheme at Company cost (except as a benefit for tax purposes). The cover is described in the leaflet issued by the insurers and is applicable as described in Schedule
      C. The Company reserves the right from time to time to amend this cover provided that the benefits under such amended cover are not materially different from those then applying under the then existing cover.

9     LEGAL PROTECTION

      A Directors and Officers Liability Insurance Policy has been taken out by the Company. The Company reserves the right to vary or terminate the cover at any time subject, in the case of termination, to giving at least six months' prior written notice. Cover is provided for the period of the Executive's appointment on a day to day basis.

10    TRAVEL INSURANCE

      The Executive, his spouse and dependent children (when accompanying the Executive) are covered for medical and/or emergency travel expenses whilst travelling on Company business or holiday outside the United Kingdom or on flights in the United Kingdom.

                                      PART B

                         JOB ROLES AND RESPONSIBILITIES

ROLE: GROUP CHIEF EXECUTIVE OFFICER OF THE PREMIER FARNELL GROUP OF COMPANIES

The duties of the Group Chief Executive shall be determined by the Chairman of the Premier Farnell Group of Companies. These duties shall include, but shall not be limited to:

1.    Development of a Group strategy.

2. Responsibility for implementation of the Group strategy and day to day operation of the Group.

3.    Achievement of key tasks as agreed with the Chairman.

4.    Ensuring the Group operates within the law and is a "good Citizen".

                                      PART C

                                      TERMS

                                                       Date of issue: [13-11-98]

NAME OF EXECUTIVE:          John Raymond Hirst

PLACE OF WORK:              Wetherby, West Yorkshire or London

DATE OF BIRTH:              9 August 1952

DATE JOINED COMPANY:        1 July 1998

NORMAL RETIREMENT DATE:     9 August 2012

APPOINTMENT DATE:           1 July 1998

REMUNERATION TERMS:

BASIC SALARY   Reviewed by the Remuneration Committee of the Board annually (or intermediate review)

               -     No correction for inflation.

BONUS          -     See Part D

CAR ALLOWANCE  -     See Part D

PRIVATE MEDICAL INSURANCE SCHEME

Family cover

NORMAL WORKING HOURS

37.5 hours per week.

HOLIDAY ENTITLEMENT

Twenty five (25) working days per leave year starting from 1st January each year with entitlement accruing pro-rata in the first or last years of service, plus public holidays as published on the Company Notice Board.

The Company reserves the right at its entire discretion to stipulate that a proportion of the Executive's holiday entitlement shall be taken at a time or times fixed from time to time by the Company.

                                     PART D

                         SCHEDULE - PER TERMS AT PART C

                       (Financial data - updated annually)
                                                                          L
                                                                         1998/99
                                                                     (PER ANNUM)

1.    BASIC SALARY

      Basic salary will be reviewed in February each year and           250,000
      increments determined by the Managing Director of the Company.

2.    CAR

      The Executive shall be entitled to a car with a value not exceeding L50,500 in line with the Group Policy.

      As an alternative the Executive may however elect to be paid an increase in salary in lieu of the Company car as set out herein. The increase in salary shall be determined by the Company and shall be based on the Executive's Car Allowance as set out in the Group Policy.

3.    FURBS

      A contribution to the FURBS as determined in accordance with a formula agreed with the Scheme actuary.

4.    BONUS

      A total non-pensionable bonus of up to 50% of Basic Salary (which for these purposes only shall include any increase in salary paid in lieu of the Company car) shall be paid to the Executive in cash. The bonus shall comprise up to 35% of Basic Salary based on the increase in Total Shareholder Value (measured by reference to the increase in the Company's share price (averaged over one month immediately preceding the last day of each financial year and assuming the re-investment of gross ordinary dividends on the "ex-div" date), accruing at the rate of 1.67% of salary for each 1% increase in Total Shareholder Value over the prior financial year, and 15% of Basic Salary based on the achievement of personal performance targets set annually by agreement with the Chairman and the Remuneration Committee of the Board.

                                PARTE E

                           NOTICE PROVISIONS

                               SECTION 1

               Notice from the Company to the Executive

(a) TWENTY FOUR months during the period commencing 2 July 1998 and ending 2 July 1999 inclusive.

(b) TWELVE months during the period commencing 3 July 1999 and thereafter for so long as the Executive remains employed by the Company

                                    SECTION 2

             Notice from the Executive to the Company

                                 TWELVE months

                                    SECTION 3

           Notice from the Company to the Executive in a case falling under Clause 6 (refusal to relocate at Company's request)

                                   SIX months

                                     PART F

             POST TERMINATION COVENANTS APPLICABLE TO THE EXECUTIVE

1.    For the purposes of this clause:-

1.1 all references to "the Company" shall be construed to mean the Company and/or any Group Company with which the Executive has been actively concerned during the course of his employment under this Agreement;

1.2 the "Restricted Period" shall mean the period of the Executive's employment under this agreement and the period of twelve (12) months from the termination of the Executive's employment under this Agreement;

1.3 a "Restricted Employee" shall mean any person employed in a managerial or technical capacity or as a sales representative or in a skilled or supervisory position;

1.4 the "Restricted Business" shall mean a business involving the supply of goods or services which are the same as, or substantially similar to, any goods or services supplied by the Company, being goods or services with which the Executive has been actively concerned at any time during the period of 12 months preceding the termination of his employment under this agreement;

1.5   the "Restricted Area" shall mean United Kingdom.

2. Except with the prior written consent of the Board, the Executive shall not during the Restricted Period be engaged or interested in or concerned in a technical, sales or managerial capacity (and whether on his own account or in conjunction with any other party) with any person, firm or company carrying on the Restricted Business in the Restricted Area. Notwithstanding this restriction the Executive shall be entitled to hold or be beneficially interested in shares or securities quoted on any recognised investment exchange provided that he neither holds nor is beneficially interested in more than five per cent of any single class of any such shares or securities.

3. Except with the prior written consent of the Board, the Executive shall not, in competition with the Group, during the Restricted Period (in any capacity whatsoever and whether on his own account or in connection with any other party) canvass or solicit or accept orders or facilitate the canvassing or soliciting or acceptance of orders in respect of the Restricted Business from any person, firm or company who or which at the date of the termination of the Executive's employment under this Agreement is or at any time during the previous period of 12 months was directly or indirectly a supplier or a customer of the Company or is or during any such period was a person, firm or company with whom the Company has or had dealings, such person, firm or company being or having been a supplier or a customer of whom the Executive has knowledge or with whom he has dealt at any time during the period of 12 months prior to the termination of his employment under this Agreement.

4. Except with the prior written consent of the Board, the Executive shall not during the Restricted Period (in any capacity whatsoever and whether on his own account or in conjunction with any other party) employ or endeavour to entice away from the Company any person who is at the date of termination of the Executive's employment under this Agreement a Restricted Employee employed by the Company and the

      Executive shall not discourage any such Restricted Employee from continuing to be so employed.

5. The Executive acknowledges and agrees that the covenants contained in this clause are separate, severable and enforceable and that the restrictions contained in such covenants are fair and reasonable in the context of this Agreement. The parties acknowledge, however, that such restrictions are subject to reasonableness and accordingly:-

5.1 if any one or more of the restrictions contained in this clause shall be adjudged to go beyond that which is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be adjudged reasonable if any particular restriction was deleted or limited in a manner (including any reduction in duration or geographical area) such restrictions shall apply with such deletions or limitations; or

5.2 if at any other time the Company shall consider it to be in its best interests it shall be entitled by notice in writing to the Executive to delete or limit any of the restrictions contained in this clause.

Attached to the agreement dated 13 November 1998 between Premier Farnell plc and the Executive

Initials /s/ John Raymond Hirst

Executive /s/ A. C. Fisher

Company /s/ K. J. Mullen

Date 13-11-98

                               APPENDIX

                        DISCIPLINARY PROCEDURE

INTRODUCTION

1. It is recognised by the Company that discipline is necessary for the efficient operation of the business and for the health and safety at work of all employees. In order to provide a fair and effective procedure for dealing with disciplinary matters, the following procedure will be applied in all instances where disciplinary action is regarded by the Board as warranted, other than where an informal reprimand is given for some relatively minor act of misconduct. The procedure applies to incompetence, incapability or other poor performance of work.

2. The procedure applies to Executives who are employees of one of the Companies forming the Premier Farnell Group of Companies.

3.    The procedure does not apply to:-

      (a) termination during or at the end of a probationary period of service, whether or not extended beyond its originally specified duration;

      (b)   termination of employment by reason of redundancy;

      (c)   resignation by the employee, or other termination by mutual consent;

4. The time limits referred to in the following procedure may be varied by agreement.

INVESTIGATION

5. Where a matter arises which is suspected or believed to contravene a disciplinary rule or may otherwise be a disciplinary matter, the Board* will investigate it promptly and adequately. When the investigation is concluded, the employee and his representative (if any) will be informed.

6. If the matter to be investigated is thought likely to involve misconduct on the part of the employee, the employee may be immediately suspended from work on full pay while the investigation proceeds. Any decision to suspend will be confirmed in writing (with reasons) as soon as reasonably practicable.

7. As part of the investigation, the employee will normally be interviewed. If this is done as a preliminary interview, the employee will be told at the outset that it is a preliminary interview. If the Board* decide that a preliminary interview will not be held, the procedure in PARAGRAPHS 9-13 will apply.

THE PROCEDURE

8. If on completion of the investigation, and after a preliminary interview the Board* believes on reasonable grounds that the employee has committed the alleged act of misconduct, but in view of the nature of the misconduct and of the employee's previous record an oral warning would be sufficient, it may administer an oral warning without proceeding further. A note of that warning will be made and may be referred to if the employee commits a further act of misconduct within the following six months.

9.    (a)   If on completion of the investigation, the Board* considers that, on the balance of probabilities, a complaint of misconduct has, prima facie, occured, and may require more than an oral warning, a disciplinary hearing before the Board* will be arranged.

      (b) The employee will be given a minimum of three working days' advance notice of the hearing; told the purpose of it, with the nature of the alleged misconduct being outlined; and invited to attend together with a representative and/or a fellow employee of his or his choice.

      (c) If during the course of the investigation statements have been obtained from witnesses who will not be attending the hearing, the employee or his or his representative will be given those statements or a summary of their contents not less than three days in advance of the hearing.

10.   (a)   If, for good cause, the employee is unable to attend the hearing, it will be adjourned to a date on which the employee and his or her representative (if any) can attend and the employee will be informed without delay.

      (b) If the employee is unable to attend the re-arranged hearing, it will normally proceed in his or her absence, but with his or her representative being provided with an opportunity to present the employee's case on his or her behalf. Any submission by the employee in writing, or by his or her representative, will be considered.

THE DISCIPLINARY HEARING

11. The hearing will normally be conducted by a disciplinary panel consisting of two Board members. The employee will be entitled to give any explanation he or she wishes, and may be questioned by the members of the panel.

12. The hearing may be adjourned at any stage if this appears necessary or desirable. If adjourning for the purpose of enabling further information to be obtained, the nature of that information will be specified. Any adjournment will normally be for a stated period.

13. On completion of the proceedings, the decision of the panel will be announced and the disciplinary action, if any, to be taken. The panel will also give an explanation in writing for that action and will explain the employee's right of appeal under this procedure.

DISCIPLINARY ACTION

14. In cases, other than those involving gross misconduct, where a reasonable belief in the employee's guilt of the misconduct alleged is established on the balance of probabilities, the following disciplinary action may be taken:

      (a) For a minor offence or offences, a formal oral warning making it clear that further misconduct will render the employee liable to further disciplinary action involving more severe consequences.
            The employee should be informed of the duration of the warning (e.g. whether it will be disregarded after a specified period of satisfactory conduct).

      (b) For a more serious offence, or the commission of a lesser offence after a formal oral warning has previously been given and remains extant, a first written warning setting out the nature of the offence and informing the employee that further misconduct is liable to result in further disciplinary action under this procedure. Where appropriate, this warning will specify the period for which it will apply. There may be provision for it to be reviewed, or automatically revoked or reviewed on completion of that period of satisfactory conduct.

      (c) For an offence after a first written warning has been given and is extant, a final (or combined first and final) written warning setting out the nature of the offence and informing the employee that further misconduct would render him or her liable to further action under this procedure and could result in dismissal. A final written warning may state that it will be reviewed after a specified period of satisfactory conduct.

      (d) For an act or acts of further misconduct, other than gross misconduct, by an employee who is under a final warning given in accordance with (c) above, the employee will be liable to dismissal with notice or with pay in lieu of notice.

      (e) In cases where gross misconduct is alleged and is established on the balance of probabilities, the employee will be liable to summary dismissal.

15. Disciplinary suspension, demotion, stoppage of pay, or other penalty short of dismissal may be imposed in conjunction with a warning issued under 14
      (c) above, as an alternative to dismissal, by agreement with the employee. Where it is an alternative to dismissal, it will be accompanied by a final warning, or with confirmation of a previous final warning, as appropriate.

APPEAL

16. An appeal against an oral warning given in accordance with PARAGRAPH 8 of this procedure can be made to the Board* within five working days of the receipt of the warning by the employee, who must give a written notice of the ground for appeal. The Board* will arrange an appeal hearing at which it will consider the representations made by the employee or his or her representative. The Board* will then decide whether to uphold the warning or allow the appeal. If allowing the appeal, the record of the warning will be removed from the employee's record.

17. Where a formal disciplinary hearing takes place before the panel and a disciplinary decision is taken under PARAGRAPHS 14 and/or 15, within five working days of receipt of the decision, the employee may appeal against it by notifying the Board* in writing of the grounds of appeal. The written notice of appeal must make clear whether the employee is appealing against the finding that he or she had committed the alleged act or acts of misconduct, and/or the form of disciplinary action decided upon.

18. An appeal will normally be heard by the Board* within 14 days of receipt of the employee's written notice of appeal. At the appeal the Board* will explain why the panel members reached their decision. The employee or his or her representative will be entitled to ask any questions and to make a submission on the employee's behalf.

19. At the completion of the appeal, the Board* will announce its decision. No further right of appeal will be available to the employee within the organisation.

20.   (a)   Where the appeal is about dismissal employees should note that the lodging of an appeal does not of itself affect the original dismissal date. Thus, the date of termination of the employee's employment will be the date of the summary dismissal (if dismissal was without notice) or the date of the expiry of the employee's notice (if the dismissal was with notice).

      (b) If an employee's appeal is dismissed, there will be no effect on the above position and the date of termination of the employee's employment will remain the date of summary dismissal or the date of expiry of the notice of dismissal as the case may be.

            (c) If however, the employee's appeal is successful, the employee will be reinstated. In that event

            (i) if the appeal is upheld whilst the employee is under notice, the dismissal will simply be rescinded;

            (ii) if the appeal is upheld either after notice has expired or after a summary dismissal the Company will deem the employee's employment to have been continuous between the date of termination and the date of reinstatement in which case the Executive shall be entitled to his full remuneration bonuses and benefits under his Agreement as though he had not been summarily dismissed.

MISCELLANEOUS

21.   (a)   GROSS MISCONDUCT is regarded as misconduct of such a nature that it fundamentally breaches the contractual relationship between the employee and the employer and justifies management in no longer accepting the continued presence of the employee at the place of work.

      (b) Examples of gross misconduct may include stealing from members of the staff or public, other offences of dishonesty, gross negligence, sexual misconduct at work, fighting, physical assault, falsification of a qualification which is a stated requirement of the.employment or which results in financial gain, deliberate damage to or misuse of the employer's property, drunkenness or being under the influence of drugs at work, falsification of records or claims for personal gain. This list is neither exclusive nor exhaustive. Other acts of misconduct may come within the general definition of gross misconduct.

Nothing in this procedure is intended to remove the right of the Board* to give an employee an informal reprimand or warning when the employee is believed to have committed a minor infringement of the established standards of conduct, whether or not the Board* makes a note of that informal reprimand or warning for future reference should the employee's conduct on a later occasion justify action under this procedure. Any grievance about an informal reprimand or warning should be exercised, if the employee so wishes, through the grievance procedure.

PROCEDURE IN THE CASE OF CAPABILITY AND/OR PERFORMANCE

Where an employee's performance and/or capability are called into question the following procedures will apply;

(a) If the employee's conduct or performance is unsatisfactory but the complaint is not a major one, the employee may be given a formal oral warning which will be recorded and which will indicate the nature of the complaint, standards to be met and what improvement is required in a stated time in accordance with the circumstances of the case.

(b) If the employee's capability or performance warrants more serious action, or if the employee has already been given a formal oral warning and there is no improvement in standards in the time stated within that formal oral warning, a written warning will be given. This will again specify the standards to be met and the time in which those standards are to be achieved. The warning will also state the consequences of failure to adhere to the standards required and/or of a further complaint of poor capability or performance.

(c) If the employee's capability or performance is still unsatisfactory, a final written warning will be given making it clear that further deterioration in performance and/or failure to meet the standard specified in the warning within a stated period will result in dismissal.

(d) If there is no satisfactory improvement or if a further deterioration in performance occurs, the employee will be dismissed.

(e) The Company reserves the right summarily to dismiss the employee in case of serious neglect or failure efficiently and/or diligently to carry out his duties.

(f) The employee is entitled to appeal against any warning given under this procedure. The format, adapted accordingly will be, in the case of an oral warning, the procedure in paragraph 16 hereof and in the case of any other warning or dismissal, the procedure in paragraph 17 hereof. The provisions of paragraphs 18-20 shall also apply.

REVISION OR TERMINATION OF THIS PROCEDURE

The operation of this procedure will be periodically reviewed. Any amendment to it will be advised to the employees identified in PARAGRAPH 2, who will also be informed of the date when the amendment will come into effect. The procedure as a whole may be terminated by the Board* upon giving not less than three months' notice to each employee to whom it relates. If terminated, a new procedure in substantially the same form will be introduced.

* as defined in the Service Agreement for the Executive

THIS DEED OF VARIATION is made: 4 September 2001

BETWEEN:

(1) PREMIER FARNELL PLC (No. 876412) whose registered office is at Farnell House, Forge Lane, Leeds, LS12 2NE; and

(2) JOHN RAYMOND HIRST of Thicket Brow, Bath Road, Littlewick Green, Maidenhead, Berkshire SL6 3QR ("the Executive").

IT IS AGREED as follows:

1.    SERVICE AGREEMENT AND DEFINITIONS

      1.1 The terms of the service agreement between the Company and the Executive dated 13 November 1998 (the "Service Agreement") are hereby varied as set out in this Deed of Variation ("Deed").

      1.2 Save as varied by this Deed, the terms of the Service Agreement shall remain in full force and effect.

      1.3 Words and expressions defined in the Service Agreement shall have the same meaning when used in this Deed unless otherwise stated.

2.    VARIATION OF SERVICE AGREEMENT

      2.1 Paragraph 4 of Part D of the Schedule attached to the Service Agreement shall be deleted and replaced by:

            "4    BONUS

            A total non-pensionable bonus of up to 50% of Basic Salary (which for these purposes only shall include any increase in salary paid in lieu of the

            Company car) shall be paid to the Executive in cash. The bonus in respect of any financial year of the Company shall be calculated in accordance with the performance targets for the Executive established by the Company's Remuneration Committee in respect of that year and notified to the Executive."

EXECUTED AND DELIVERED as a     )

Deed by PREMIER FARNELL PLC     )

acting by:                      )

                                                  Director /s/ Malcolm Bates
                                                           ---------------------
                                                  Secretary /s/ Steven Webb

EXECUTED AND DELIVERED as a     )

Deed by JOHN RAYMOND HIRST      )                 /s/ John Raymond Hirst

in the presence of: STEVEN WEBB )

Witness signature: /s/ Steven Webb

Address: 150 ARMLEY ROAD, LEEDS LS12 2QQ

Occupation. Company Secretary

THIS DEED OF VARIATION is made: 6 May, 2004

BETWEEN:

(1) PREMIER FARNELL PLC (No. 876412) whose registered office is at Farnell House, Forge Lane, Leeds, LS12 2NE ("the Company"); and

(2) JOHN RAYMOND HIRST of 5 Thicket Brow, Bath Road, Littlewick Green, Maidenhead, Berkshire SL6 3QR ("the Executive").

IT IS AGREED as follows:

1.    SERVICE AGREEMENT AND DEFINITIONS

      1.1 The terms of the service agreement between the Company and the Executive dated 13 November 1998, as varied by a deed of variation dated 4 September 2001 (the "Service Agreement") are hereby varied as set out in this Deed of Variation ("Deed").

      1.2 Save as varied by this Deed, the terms of the Service Agreement shall remain in full force and effect.

      1.3 Words and expressions defined in the Service Agreement shall have the same meaning when used in this Deed unless otherwise stated.

2.    VARIATION OF SERVICE AGREEMENT

      2.1 The text of Paragraph 6 (iv) of Part A of the Schedule attached to the Service Agreement shall be deleted and replaced with: "There is no contracting out certificate in forte in respect of the Executive's employment under the provisions of the Pensions Schemes Act 1993".

      2.2 The text of paragraph 9 of Part A of the Schedule attached to the Service Agreement shall be deleted and replaced with: "The Executive will be indemnified by the Company in accordance with any provisions of the Company's articles of association (as amended or replaced from time to time) providing for the indemnification of directors out of the assets of the Company. In addition, the Company has directors' and officers' liability insurance and it is the Company's current intention to maintain such insurance."

EXECUTED AND DELIVERED as a Deed    )

by PREMIER FARNELL PLC acting by:   )

                                             Director /s/ Authorized Signatory
                                                      --------------------------
                                             Secretary Steven Webb

EXECUTED AND DELIVERED as a Deed    )
by JOHN RAYMOND HIRST               )   /s/ John Raymond Hirst
in the presence of:                 )


Witness signature : /s/ Steven Webb

Address: 150 ARMLEY ROAD, LEEDS

Occupation: SOLICITOR